UNITED  STATES  SECURITIES  AND  EXCHANGE    OMB  APPROVAL
COMMISSION                                   OMB  NUMBER:  3235-0104
WASHINGTON,  DC  20549                       EXPIRES:  JANUARY  31,  2005

                                     FORM 3

                    INITIAL STATEMENT OF BENEFICIAL OWNERSHIP

                Filed Pursuant to Section 16(a) of the Securities
                Exchange Act of 1934, Section 17(a) of the Public
              Utility Holding Company Act of 1935 or Section 30(f)
                      of the Investment Company Act of 1940


1.  Name  and  Address  of  Reporting  Person

CAMPANY         IRENE
---------------------------------
(Last)      (First)     (Middle)

3340  Henry  Street
-------------------
(Street)

Port  Moody,  British  Columbia,  Canada,  V3H  2K5
---------------------------------------------------
(City)        (State)     (Zip)


2.  Date  of  Event  requiring  Statement  (Month/Day/Year)

April  11,  2001

3.  IRS  or  Social  Security  Number  of  Reporting  Person  (Voluntary)


4.  Issuer  Name  and  Ticker  or  Trading  Symbol

RUBINCON  VENTURES  INC.
No  Ticker  or  Trading  Symbol

5.  Relationship  of  Reporting  Person  to  Issuer

   [  X  ]  Director                     [     ]  10%
Owner
   [  X  ]  Officer (give title below)   [     ]  Other (specify below)

                    SECRETARY  TREASURER
                    --------------------

6.  If  Amendment,  Date  of  Original  (Month/Year)

July  26,  2002

7.  Individual  or  Joint/Group  Filing  (Check  Applicable  Line)

     Form  filed  by  One  Reporting  Person
  X  Form  filed  by  more  than  One  Reporting  Person
----

The amended Form 3 includes 40,000 common shares held by Irene Campany's husband, Michael that were not declared on the original Form 3 dated July 26, 2002

              TABLE I -Non-Derivative Securities Beneficially Owned






                 2.  Amount of.      3.  Ownership Form:   4.  Nature of Indirect
1.  Title of . .    Securities           Direct (D) or         Beneficial
Security . . . .  Beneficially Owned     Indirect (I)          Ownership
(Instr. 4) . . .  (Instr. 4)             (Instr. 5)            (Instr. 5)

Common              240,000                 D                     N/A






               Table II - Derivative Securities Beneficially Owned (eg. Puts, calls, warrants, options, convertible securities)






                                                                                          5.  Ownership
                           2.  Date .                                                           Form of
                           Exercisable and.                                   4. Coversion     Derivative     6.  Nature of
1.  Title of . . . . . .  Expiration Date             3.  Title and Amount      or Exercise    Securities         Indirect
 Derivative. . . . . . .  (Month/Day/Year)             Underlying Derivate      Price          Direct(D) or      Beneficial
                          --------------------------
   Security. . . . . . .  Date           Expiration       Security              or Derivative   Indirect (I)      Ownership
  (Instr. 4) . . . . . .  Exercisable    Date            (Instr. 4)              Security      (Instr. 5)         (Instr. 5)

Common . . . . . . . .             .  N/A                N/A                    N/A                N/A               N/A



Explanation  of  Responses:

The Form 3 has been amended to reflect shares held by Michael Campany, husband of Irene Campany, which were not recorded in the original
Form 3 dated July 26, 2002. The number of shares in question are 40,000 common shares being the number herein recorded to 240,000.



         /s/ "Irene Campany"                      December  11,  2002
         -------------------                 -------------------------
   **  Signature  of  Reporting  Person                    Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See  18  U.S.C.  1001  and  15  U.S.C.  78ff(a).

Note:  File  three  copies  of  this Form, one of which must be manually signed.
           If  space provided is insufficient.  See Instruction 6 for procedure.